Workstream Inc. Reports NASDAQ Non-Compliance Notification

Burlingame, CA, November 21, 2007 - Workstream Inc. (NASDAQ: WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that it has received a NASDAQ Staff Deficiency Letter on November 20, 2007 indicating that Workstream Inc. fails to comply with the minimum price bid requirement for continued listing set forth in Marketplace Rule 4803(a).

The company stated that it has until May 19, 2008 to comply with the NASDAQ minimum trading price requirement for 10 consecutive trading days prior to the deadline. Workstream has filed an official public announcement of this NASDAQ notification through the required SEC form 8-K on November 20, 2007.

About Workstream

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. For more information visit www.workstreaminc.com or call toll free 1-888-221-4005.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Phil Oreste
Workstream Inc.
Tel: 650-340-4040
Email: phil.oreste@workstreaminc.com